EXHIBIT 99.1

Red Robin Gourmet Burgers, Inc. Names G.J. Hart as President and Chief Executive Officer

Appointment Effective on September 6, 2022

Paul Murphy to Serve as Special Advisor through March 31, 2023

GREENWOOD VILLAGE, CO – July 14, 2022 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) today announced that G.J. Hart will become the Company’s new President and Chief Executive Officer, effective September 6, 2022. A member of the Red Robin Board since August 2019, Hart will continue to serve as a member of the Board in addition to his roles as CEO and President.

Mr. Hart will succeed current President and Chief Executive Officer Paul Murphy, who recently informed the Red Robin Board of Directors that he intends to retire at the end of 2022 when his employment agreement expires. Mr. Murphy will remain as a special advisor to the Company until March 31, 2023, to ensure a smooth transition of leadership.

Mr. Hart most recently served as Chief Executive Officer of Torchy’s Tacos from 2018 until 2021, a privately-held fast-casual concept with more than 100 locations. Prior to that, he was the Executive Chairman and Chief Executive Officer of California Pizza Kitchen from 2011 to 2018. From 2000 to 2004, Mr. Hart served as President of Texas Roadhouse Holdings, and later from 2004 to 2011 he held additional responsibilities as Chief Executive Officer and a member of the Texas Roadhouse Board. Earlier in his career, Mr. Hart held additional leadership positions at Al Copeland Investments, TriFoods International, New Zealand Lamb Company, and Shenandoah Valley Poultry, among others.

A highly regarded executive with nearly 35 years in the restaurant industry, including both public and private company experience, Mr. Hart is well known for his organizational leadership skills, commitment to profitable growth, and ability to drive long term shareholder value.

Mr. Hart stated, “While I have long admired Red Robin as an organization and brand, since joining the Board I have gained a heightened appreciation for the culture, values and brand equities that have made Red Robin so iconic for more than fifty years while recognizing its go-forward potential. I am eager to begin working with the team in this new capacity to strengthen the Company’s foundation, execute on our strategic priorities, and continue our collective efforts to create value for shareholders.”

Dave Pace, Red Robin Board Chair, commented, “G.J. brings an exceptional track record of success to this role and we are excited to have him as our next leader for Red Robin. During the past 3 years, GJ has distinguished himself as a thoughtful and effective Board member in supporting Paul and the Red Robin team as they navigated an exceptionally tumultuous period in our industry’s history. As we began our search for Paul’s successor following his announced retirement at the end of this year, GJ expressed interest in the role and we quickly determined that he possesses all of the critical skills that we are looking for in Red Robin’s next leader. We are highly confident that he has the vision, passion, and expertise to successfully lead Red Robin into the future. Once again, I want to thank Paul Murphy for his leadership over the past 3 years and appreciate his support in facilitating G.J.’s transition.”

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering, or you can download our new app for easy customization, access to the Red Robin Royalty® dashboard and more. There are more than 520 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

For media relations questions contact:

Joanna Kaufman, Red Robin Gourmet Burgers, Inc.

jkaufman@redrobin.com

(410) 458-2308

For investor relations questions contact:

Raphael Gross, ICR

investor@redrobin.com

(203) 682-8253